EXHIBIT 23.2


      CONSENT OF MAHONEY COHEN & COMPANY, CPA, P.C., INDEPENDENT AUDITORS


We consent to the use in this Registration Statement on Form S-4 of our report dated January 23, 2002, except for Footnote 12, as to which the date is February 12, 2002, relating to the financial statements of Netword, Inc. and subsidiary and to the reference to our firm under the caption "Experts" in the prospectus of Netword, Inc. and the related proxy statement of Home Director, Inc.

/s/  Mahoney Cohen & Company, CPA, P.C.

New York, New York
August  2,  2002